EXHIBIT 10.1

AGREEMENT FOR PURCHASE AND SALE OF ASSET

AGREEMENT FOR PURCHASE AND SALE OF ASSETS, dated the 20th day of November, 2010 by and between Kim Ly an individual ("Seller"), and IMOBOLIS, INC., a Nevada corporation ("Purchaser").

WITNESSETH

WHEREAS, Seller has developed a software platform that can run an internet based bulletin board service.

WHEREAS. Seller desires to sell; deliver, transfer, and assign to the Purchaser, and Purchaser desires to acquire from Seller, the software platform pursuant to the terms and conditions herein set forth;,

NOW THEREFORE , consideration of the mutual covenants herein contained, Seller and Purchaser, intending to be legally bound, hereby agree as follows:

1.           Transfer of Assets. Seller agrees to sell, transfer, deliver and assign to Purchaser, and Purchaser agrees to acquire from Seller software technology currently owned and developed by Seller.  The software platform that Seller developed can run an internet based bulletin board service. All (computer programming and codes), any and all research in developing the codes and all rights and interest in the software as more specifically set forth and described in Schedule A, annexed hereto and incorporated herein by reference (the "Purchased Assets").

2.           Schedule of Purchased Assets. While Schedule A to this Agreement is intended to be complete, to the extent any properties or assets of Seller are intended to be transferred to Purchaser pursuant to the general language of Section 1 but do not appear on Schedule A, the general language of Section 1 shall govern and such properties and assets shall nonetheless be deemed transferred to Purchaser.

3.           Consideration: Purchase Price. The aggregate purchase price (the "Purchase Price") payable to Seller in consideration for the aforesaid transfer of the Purchased Assets shall be Ten Thousand Dollars ($10,000.00), payable one year from the date of this agreement.  The Purchaser shall provide a Demand Note, bearing interest at the rate of 8% per annum on the outstanding balance, until paid in full.

4.           Seller and Buyer agree that the use of an Escrow company will not be required for this asset purchase.

5.           No Assumption of Liabilities. It is agreed that Purchaser is not assuming any liabilities or obligations of any nature or kind whatsoever of Seller in connection with this Agreement or the transactions contemplated hereby.

6.           Representations and Warranties of Seller. Seller hereby represents and warrants as of the date hereof as follows:

6.1.           Organization: Seller is an individual, and has all requisite power and authority and owns all the rights title and interest in the Purchased Assets (Software).

6.2           Due Authorization: Execution and Delivery: Ownership. Seller has full power and authority to enter into this Agreement and all other agreements to be executed and delivered by it in connection herewith and to sell, transfer and deliver the Purchased Assets owned by it to Purchaser as provided herein free and clear of any and all liens, claims of encumbrances. All requisite action to approve, execute, deliver, and perform this Agreement has boon taken by Seller and this Agreement constitutes the legal, valid and binding obligations of Seller in accordance with its terms. The execution and delivery by Seller of this Agreement and such other agreements and instruments as may be required hereby and Seller's consummation of the transactions contemplated hereby and thereby will not violate any law or conflict with or result in any breach, of, or constitute a default under, or result in the creation of a charge on any of the properties or assets of Seller pursuant to any charter, partnership agreement, limited partnership agreement, or by-law, or any indenture, mortgage, lease, contract or other agreement to which Seller is a party or by which Seller or the Purchased Assets is bound or affected.

6.3           General Consents. No approval, authorization, consent, order or other action of other action of filing with, any government authority or administrative agency or other third party is required in connection with the execution and delivery of this Agreement by Seller or the consummation of any transactions contemplated hereby.

6.4           Personal Property. Seller owns all of the Purchased Assets free and clear of all liens, security interests, charges and encumbrances and Seller will transfer to Purchaser at the time of close of the Escrow, title in and to all of such property owned or leased by it, free and clear of all liens, security interests, charges, and encumbrances. Seller warrants and represents that the property described on Schedule A annexed hereto accurately describes such property as it will be transferred to Purchaser at the time of transfer of possession of the Purchased Assets.

6.5           Taxes. Seller has filed all Federal and State income tax returns required to be filed by it and has paid all taxes due to all federal and state authorities. Seller has filed with all other appropriate governmental agencies all tax returns and tax reports which are required by law to be filed by it and has paid all taxes due to such authorities. Seller has not executed or filed with the IRS or any other taxing authority any agreement or application extending or requiring the extension of the period of the assessment of any tax. As of the date hereof, there are no audits being conducted or, to the best of Seller's knowledge, planned or contemplated, covering any of Seller's taxes or tax reports. Seller has timely paid all taxes due and payable and Seller is not in default in the payment of any said taxes.

6.6           No judgments or Litigation Pending._ There are no outstanding judgments against, or otherwise affecting, Seller or the Purchased Assets.

6. 7           Insurance.  The Purchased Assets are currently not insured against casualty, including but not limited to fire, theft, natural disaster etc.

6.8           Condition of Assets. All Purchased Assets shall be sold in their present "AS IS" condition as of the date of execution of this Agreement, reasonable wear and tear excluded, and Seller represents and warrants that all of the Purchased Assets are, as of the date hereof, in good working order and shall be in good working order at the time of transfer of possession of the Purchased Assets from Seller to Purchaser. Transfer of possession, for the purpose of this Agreement, shall mean the "removal of the Purchased Assets from the Seller's Business Place as per Purchaser's request."

7.           Lien Search. Consummation of this sale of the Purchased Assets shall be subject to a lien search at the time of close, confirming that there are no liens and encumbrances of any nature or kind whatsoever against any of the Purchased Assets and Seller's compliance with all the other terms and provisions of this Agreement.

8.           Sales or Use Tax. Any sales or use tax or any other taxes related to the transactions contemplated herein shall be borne solely by Seller.

9.           Representations and Warranties of Purchaser.   Purchaser warrants and represents, as of the date hereof that:

9.1           Organization: Good Standing. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada.

9.2           Due Authorization. Purchaser has full power and authority to enter into this Agreement and all other agreements to be executed and delivered by it in connection herewith and to purchase the Purchased Assets.

10.           Indemnification by Seller.  In addition to any other indemnities provided for herein, Seller agrees to indemnify, defend, and hold Purchaser harmless from and against, and in respect of:

10.1         Any and all liabilities, obligations, damages, losses, costs or reasonable expenses of Purchaser resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Seller under this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished by Seller to Purchaser under this Agreement, and

10.2         All claims, action, suits, proceedings, demands, assessments, judgments, costs and reasonable expenses including, without limitation, reasonable attorney's fees incident to any of the foregoing in Section 13.1 hereof.

11.           Miscellaneous.

11.1           Entire Agreement; Amendments. This Agreement embodies the entire understanding of the parties; no amendment or modification of this Agreement may be made except in writing signed by the parties hereto.

11.2           Expenses.  Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, and the consummation of the transactions contemplated hereby unless otherwise expressly provided herein.

11.3           Expenses for Disassembling and Physical Transfer.  Purchaser shall pay all costs incurred in connection with disassembling, removing, and transferring the Purchased Assets from the Seller's Business Place to Purchaser as contemplated in this Agreement.

11.4           Notices. All notices, requests, demands, approvals, consents, waivers or other  communications hereunder shall be in writing and shall be deemed to have been duly given if delivered to or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to Seller:	Kim Ly 1356 ½ Gundy Ave. Long Beach California 90813

If to Purchaser.	Imobolis, Inc. 8950 West Olympic Blvd. Suite 350 Beverly Hills CA 90211

11.5           Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California. Any actions including, but not limited to, litigations, arbitration, mediation, and conference, among the parties, shall be heard by appropriate courts or entities located within the County of Los Angeles, State of California.

11.6           Binding Effect; Benefits; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and legal representatives; nothing in this Agreement, express or implied, is intended to confer on any other person other than the parties hereto or their respective successors and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Neither this Agreement nor any right hereunder may be assigned by any of the parties hereto, without the express written consent of all other parties hereto.

11.7           Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

11.8           Severability. If any section, subsection or provision of this Agreement, other than the purchase price, or the application of such section, subsection or provision, is held invalid, the remainder of this Agreement and the application of such section, subsection, or provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

11.9           Cumulative Rights and Remedies. Except as expressly provided herein to the contrary, each and all of the rights and remedies in this Agreement provided, and each and all of the rights and remedies allowed at law and equity in like case, shall be cumulative, and the exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

11.10           Further Assurance. Each party hereto, at its own expense, agrees in order to consummate the transactions provided for herein and to accomplish the purpose of this Agreement, to execute all documents and take all such other action, whether prior to, at or after the Closing Date, as may be necessary or proper to transfer all of Seller's right, title and interest in the Purchased Assets to Purchaser.

11.11           Survival of Representations. Warranties and Indemnities. All representations, warranties, and indemnities contained herein shall survive for a period of three (3) years following the Closing Date, provided, however, that all such warranties, representations, and indemnities relating to or resulting from any unpaid taxes of Seller or relating to any disclosed or undisclosed litigation or other proceeding or matter shall survive for the applicable period of the statute of limitations pertaining to such matter.

11.12           Risk of Loss. The risk of loss by fire or other casualty prior to the Closing Date shall be assumed by Seller, with the following exceptions: Once the Purchased Assets are removed from the Seller’s Business Place as per Purchaser's request, the risk of loss thereafter, by fire or other casualty, shall be assumed by Purchaser, not Seller.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed by their duly authorized officers all as of the day and year fast above written.

BUYER:

IMOBOLIS, INC.

By:   /s/ Julian Spitari

Julian Spitari, President of

Imobolis, Inc.

SELLER

By   /s/ Kim Ly

Kim Ly, an individual.

Exhibit A

1.              A copy of the Source Code and a copy of the Object Code (in all existing forms in Sellers possession) for any and all existing versions of the Software for any operating system, including any and all foreign language versions of the same, whether now in existence or in the development  stage, whether recorded on paper, magnetic media or other electronic device;

 2.    ASSUMED CONTRACTS, means all Customer Agreements, service agreements, independent contractor agreements and other agreements (including all material related documentation) between Seller and any third party to the extent pertaining to the Software (other than any such agreements pertaining to Embedded Software Agreements).

2.    COMPUTER PROGRAM, means a list of steps or list of statements and/or instructions which are capable when incorporated in a machine readable medium of causing a computer to indicate, perform or achieve particular functions, tasks or results.

3.    DOCUMENTATION.  means all documentation in Seller’s possession, custody or control pertaining to the Software, including, the System Documentation and User Documentation for the Software, any marketing materials, the Software-related contents of Web pages, product        specifications, flow charts, diagrams, algorithms, other design documentation, training manuals, bug lists, and any electronic machine-readable and Source Code versions of the same, and a summary of Seller’s current promotional activity with respect to the Software, any and all Software-related answer books or other records of customer service issues and/or responses, and any and all written notes, plans and other documentation describing problems with respect to the Software and proposed and implemented solutions therefor, if any, written proposals with respect to future development of the Software, or other matters related to the use, operation, development or enhancement of the Software, excluding, however, any such items pertaining to Software that is embedded in, or a component of, any other products sold or provided by Seller.

4.    SELLER’S HOUSE MARKS means any and all trademarks, trade names, service marks, logos and similar designations of source of origin owned by Seller excluding Trademarks.

5.    OBJECT CODE means the fully compiled or assembled series of Computer Programs in machine language in either printed form or as stored in software media.